Exhibit 99.1

Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS ANNOUNCES STOCK REPURCHASE PROGRAM

Union City, California – August 8, 2011 - ABAXIS, Inc. (Nasdaq: ABAX) today announced that its Board of Directors has approved the repurchase of up to an aggregate of $40,000,000 of its Common Stock.  The repurchases will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market.

Clint Severson, chairman and chief executive officer of Abaxis, commented “We believe that the repurchase program is a good investment of available funds and underscores our commitment to enhancing shareholder value.”

About Abaxis
Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.  The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections in dogs, Parvovirus and Giardia.  Abaxis is in the final stages of building a full-service laboratory testing facility for veterinarians, focusing on specialty and esoteric testing and analysis.  This state-of-the-art commercial laboratory will be the hub of the Abaxis Veterinary Reference Laboratories (AVRL).